Exhibit 10.2
EXECUTION VERSION
Greg Henderson
c/o Littelfuse, Inc.
6133 N. River Rd.
Suite 500
Rosemont, IL 60018
January 10, 2025

Dear Greg:

Further to your discussion with the Board of Directors of Littelfuse, Inc. (the “Company” or “Littelfuse”), this letter will confirm your appointment to the position of Chief Executive Officer and President of the Company.  Upon your acceptance of such appointment, the effective date of your appointment shall be February 10, 2025 (the “Effective Date”).  The terms of your employment in such position are set forth in Exhibit A to this letter agreement (the “Employment Terms”).

This letter, including the Employment Terms and the documents referenced therein, constitutes the sole and complete agreement between the Company and you and supersedes all other agreements, both oral and written, between the Company or any of its direct and indirect subsidiaries and you, with respect to your employment after the Effective Date by the Company or any of its direct and indirect subsidiaries or the matters contained herein.

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws of the State of Illinois, without giving effect to its conflict of law principles.

Should you have any questions about this letter, please contact Maggie Chu at mchu@littelfuse.com or 281-546-9520.  Two copies of this letter are enclosed.  Please sign both copies and return one to Maggie Chu.

Very Truly Yours,

Littelfuse, Inc.

By:	/s/ Maggie Chu
	Name:	Maggie Chu
	Title:	Senior Vice President and Chief Human Resources Officer

ACCEPTED AND AGREED:

/s/ Greg Henderson
Greg Henderson

Dated: January 10, 2025

2

EXHIBIT A

Employment Terms

Item	Description
Job Title; Reporting Relationship; Principal Worksite
●     President and Chief Executive Officer
●     Executive shall report to the Company’s Board of Directors (the “Board”).
●     Executive’s principal worksite shall be Massachusetts (except that Executive shall travel to Illinois and other locations as reasonably necessary to perform his duties).

Effective Date	February 10, 2025
Initial Base Salary	$1,000,000 per annum
Initial Annual Incentive Target Bonus Opportunity	125% of base salary (prorated for partial years of service)
Sign-On PSU Grant
●     Target value of $7.0 million, with grant to be made on the Effective Date; the target number of PSUs to be determined using the closing stock price on the date of grant
●     Award agreement in substantially the form set forth as Annex A hereto

Annual Equity Grant
Participation in the annual equity grant program along with other executives in April 2025, with grant levels to be determined at that time by the Compensation Committee of the Company’s Board of Directors, but targeted at 50th percentile of the market (expected to be approximately $4.55 million) and not prorated.

Benefit Plans; Perquisites; Indemnification	● Participation in executive benefit plans and perquisites programs ● Indemnification and liability insurance protection at highest levels then in effect for Board and other senior executives
COC Agreement	Entry into change of control agreement with the Company attached as Annex B hereto, with a severance multiple of 3.0
Severance Policy
●     Coverage under the Company’s Executive Severance Policy (the “ESP”), with a severance multiple of 2.0
●     For purposes of the ESP, a termination of Executive’s employment by Executive for Good Reason (as defined below) before the third anniversary of the Effective Date shall be treated as a termination by the Company without Cause thereunder.
●     Before the third anniversary of the Effective Date, if the Company terminates the ESP or amends it with less favorable terms, Executive shall be provided through such third anniversary with coverage under an individualized severance agreement with terms (in combination of those in the ESP, as modified) no less favorable to Executive in all material respects as the current ESP.

Ex. A-1

Good Reason
“Good Reason” shall mean the following actions taken by the Company without Executive’s consent:  (i) reduction in Base Salary or Annual Incentive Target Bonus Opportunity, other than across-the-board reductions applicable to senior executives of the Company generally, (ii) relocation of Executive’s principal worksite from the current location by more than 35 miles, (iii) failure to nominate Executive for election to the Board, or (iv) material breach of these Employment Terms; provided that a termination shall be for Good Reason only if (x) Executive gives the Company written notice of the event claimed to constitute Good Reason with reasonable detail within 30 days after the occurrence of such event, (y) the Company fails to cure such event within 30 days after receipt of such notice, and (z) Executive terminates employment for Good Reason no later than 60 days after expiration of the cure period.

Share Ownership Guidelines	Subject to the Company’s guidelines for executive officers, which ultimately require (subject to gradual phase-in) ownership of shares with a value of five times base salary
Restrictive Covenants
●     Entry into the Company’s current confidentiality, inventions, and non-compete agreement, subject to possible review and update
●     Sign-on PSU grant is contingent on execution of the confidentiality, inventions, and non-compete agreement

Legal Fees	Reimbursement of up to $15,000 of legal fees

Ex. A-2

Annex A

PSU Award Agreement

Attached

AMENDED AND RESTATED LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT
Littelfuse, Inc. (the “Company”) hereby grants to Greg Henderson (the “Grantee”), a Participant in the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan, as amended from time-to-time (the “Plan”), a Performance Share Award (the “Award”) for units representing the right to receive shares of common stock of the Company (“PSUs”), subject to the terms and conditions as described herein.  This agreement to grant PSUs (the “Award Agreement”), is effective as of February 10, 2025 (the “Grant Date”).

RECITALS

A.
The Board of Directors of the Company (the “Board”) has adopted the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan as an incentive to attract, retain and motivate highly qualified individuals.

B.	Under the Plan, the Compensation Committee of the Board (the “Committee”), or its delegate, has the exclusive authority to interpret and apply the Plan and this Award Agreement.

C.	The Committee has approved the granting of PSUs to the Grantee pursuant to the Plan to provide an incentive to the Grantee to focus on the long-term growth of the Company and its subsidiaries.

D.
To the extent not specifically defined herein, all capitalized terms used in this Award Agreement shall have the meaning set forth in the Plan.  If there is any discrepancy between the Award Agreement and the Plan, the Plan will always govern.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1.
Grant of PSUs.  The Company hereby grants to the Grantee a Performance Share Award, described below, subject to the terms and conditions in this Award Agreement.  This Award is granted pursuant to the Plan and its terms are incorporated by reference.

Award Type	Grant Date	Target Number of PSUs
Performance Shares	February 10, 2025	[●][1]

2.
Vesting of PSUs.  The PSUs shall vest upon (and to the extent of) the Committee’s certification of the achievement of performance goals as set forth in Exhibit A, subject to (except as otherwise provided in Section 3 below) the Grantee’s continued employment or service with the Company or its affiliates through the end of the Performance Period (as defined in Exhibit A).

3.	Termination of Employment or Service.

a.
General.  Except as otherwise set forth in Sections 3b., 3c. and 3d. below, if the Grantee terminates all employment and service with the Company and its subsidiaries for any reason (including upon a termination for Cause) before the end of the Performance Period, the PSUs shall be forfeited as of the date of the Grantee’s termination of employment and service.

1 Note to Draft:  To be determined by dividing target value of $7 million by the closing stock price on the grant date.

b.
Without Cause or for Good Reason.  If the Grantee’s employment and service with the Company and its subsidiaries is terminated by the Company without Cause (as defined in the Change of Control Agreement, effective as of February 10, 2025, between the Company and the Grantee (the “COC Agreement”)) or by the Grantee for Good Reason (as defined in the offer letter, dated January 10, 2025, between the Company and the Grantee), a portion of the PSUs prorated based on the number of days elapsed in the Performance Period through the date of termination shall become immediately vested, with the number of shares subject to such PSUs determined based on the greater of the target level of performance and the actual level of performance measured through the date of termination (as if the date of termination were the last day of the Performance Period) and otherwise in accordance with Exhibit A (rounded down to the nearest whole number so that no fractional shares will vest); provided that if such termination occurs prior to the first anniversary of the Grant Date, the actual level of performance referenced in this sentence shall instead be measured through the first anniversary of the Grant Date (as if such anniversary were the last day of the Performance Period), and the Shares underlying such prorated portion of the PSUs shall be delivered in accordance with Section 4 treating the first anniversary of the Grant Date as the vesting date.

c.
Death or Disability.  If the Grantee terminates all employment and service with the Company and its subsidiaries as a result of death or Disability (as defined in the COC Agreement), a portion of the PSUs prorated based on the number of days elapsed in the Performance Period through the date of termination shall become immediately vested, with the number of shares subject to such PSUs determined based on the actual level of performance measured through the date of termination (as if the date of termination were the last day of the Performance Period) and otherwise in accordance with Exhibit A (rounded down to the nearest whole number so that no fractional shares will vest); provided that if such termination occurs prior to the first anniversary of the Grant Date, the actual level of performance referenced in this sentence shall instead be measured through the first anniversary of the Grant Date (as if such anniversary were the last day of the Performance Period), and the Shares underlying such prorated portion of the PSUs shall be delivered in accordance with Section 4 treating the first anniversary of the Grant Date as the vesting date.

d.
Change in Control.  In the event of a Change in Control, the number of shares subject to the Award shall be determined based on the greater of the target level of performance and the actual level of performance measured through the date of the Change in Control (as if the date of the Change in Control were the last day of the Performance Period) and otherwise in accordance with Exhibit A (rounded down to the nearest whole number).  Unless otherwise determined by the Committee, the Award shall then be converted upon the Change in Control into a time-vesting award in respect of the acquirer’s equity of equivalent value and otherwise subject to the same terms and conditions as applied to the Award immediately prior to the Change in Control (it being understood that in the event of a termination following a Change in Control that is governed by Section 3(c), the actual level of performance shall be the actual level of performance determined pursuant to this paragraph upon such Change in Control); provided that such acquirer award shall vest (i) at the end of the Performance Period subject to Grantee’s continued employment or service with the Company or its affiliates through such time or (ii) upon an earlier termination of Grantee’s employment or service by the Company or its affiliates without Cause or by the Grantee for Good Reason (as defined in the COC Agreement), in either case within two years following the Change in Control.  If the Award is not converted into an acquirer award in accordance with the immediately preceding sentence, it shall vest immediately upon the Change in Control.

The Committee may, in its sole discretion, choose to accelerate the vesting of the Award in special circumstances.

4.
Delivery of Shares.  As soon as reasonably practicable following the vesting date, the vested PSUs shall be converted into Shares and delivered to the Grantee, pursuant to Section 9.4 of the Plan; provided, such Shares shall be delivered to the Grantee no later than 60 days following the applicable vesting date (and in any event before March 15 of the year following the year in which the applicable vesting date occurs).  Fractional shares will not be paid.

5.
Responsibility for Taxes and Withholding.  The Grantee acknowledges that, regardless of any action the Company or its subsidiary employing the Grantee (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer:  (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including the grant of the PSUs, the vesting of PSUs, the conversion of the PSUs into Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, pursuant to Section 16 of the Plan, if permissible under local law and subject to any restrictions provided by the Committee prior to the vesting of the PSUs, the Grantee authorizes the Company or the Employer, or their respective agents, to withhold whole Shares to be issued upon vesting/settlement of the PSUs equal to all applicable Tax-Related Items, rounded down to the nearest whole share (“net settlement”).  Alternatively, or in addition, subject to any restrictions provided by the Committee prior to the vesting of the PSUs, the Grantee authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:  (i) withholding from the Grantee’s wages or other cash compensation payable to the Grantee by the Company and/or the Employer; (ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or (iii) personal check or other cash equivalent acceptable to the Company or the Employer (as applicable).

Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or such greater amounts not to exceed the maximum statutory rate necessary, in the applicable jurisdiction, to satisfy federal, state, and local withholding tax requirements (but only if withholding at a rate greater than the minimum statutory rate will not result in adverse financial accounting consequences).  In the event that the Company or the Employer withholds an amount for Tax-Related Items that exceeds the maximum withholding amount under applicable law, the Grantee shall receive a refund of such over-withheld amount in cash and shall have no entitlement to an equivalent amount in Shares.  If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, for tax purposes, the Grantee shall be deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the Grantee’s participation in the Plan.

Finally, the Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver Shares or the proceeds of the sale of Shares if the Grantee fails to comply with his or her obligation in connection with the Tax-Related Items.

6.
Transferability.  The PSUs are not transferable other than:  (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Grantee’s immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan.  After any such transfer, the transferred PSUs shall remain subject to the terms of the Plan.

7.	Adjustment of Shares. In the event of any transaction described in Section 4.3 of the Plan, the terms of this Award may be adjusted as set forth in Section 4.3 of the Plan.

8.
Shareholder Rights; Dividend Equivalents.  The grant of PSUs does not confer on the Grantee any rights as a shareholder or any contractual or other rights of service or employment with the Company or its subsidiaries.  The Grantee will not have shareholder rights with respect to any Shares subject to a PSU until the PSU is vested and Shares are delivered to the Grantee.  With respect to each cash dividend on the Shares for which the record date occurs during the Performance Period, the target number of PSUs shall be increased by the quotient of (i) the per share cash dividend amount multiplied by the target number of PSUs on the dividend payment date, divided by (ii) the closing price of a Share on the dividend payment date.

9.
Data Privacy.  In order to perform its requirements under the Plan, the Company or one or more of its subsidiaries may process sensitive personal data about the Grantee.  Such data includes but is not limited to the information provided in the Award package and any changes thereto, other appropriate personal and financial data about the Grantee, and information about the Grantee’s participation in the Plan and PSUs granted under the Plan from time to time.  By accepting this Award Agreement, the Grantee hereby gives consent to the Company and its subsidiaries to hold, process, use and transfer any personal data outside the country in which the Grantee is employed and to the United States, and vice-versa.  The legal persons for whom the personal data is intended includes the Company and any of its subsidiaries, the outside plan administrator as selected by the Company from time to time, and any other person that the Company may find appropriate in its administration of the Plan.  The Grantee may review and correct any personal data by contacting the local Human Resources Representative.  The Grantee understands that the transfer of the information outlined herein is important to the administration of the Plan and failure to consent to the transmission of such information may limit or prohibit participation in the Plan.

10.
Appendix.  Notwithstanding any provisions in this Award Agreement, the grant of the PSUs shall be subject to any special terms and conditions set forth in any appendix (or any appendices) to this Award Agreement for the Grantee’s country (the “Appendix”).  Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Appendix constitutes part of this Award Agreement.

11.
Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the PSUs or other awards granted to the Grantee under the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

12.
Severability.  If one or more of the provisions in this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

13.	Amendments. Except as otherwise provided in Section 14, this Award Agreement may be amended only by a written agreement executed by the Company and the Grantee.

14.
Section 409A.  The PSUs are intended to comply with the requirements of Section 409A.  The Plan and this Award Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that the PSUs fail to comply with the requirements of Section 409A, the Company may, at the Company’s sole discretion, and without the Grantee’s consent, amend this Award Agreement to cause the PSUs to comply with Section 409A.  Any payments under this Award shall be treated as separate payments for purposes of Section 409A.  For purposes of determining timing of payments, to the extent required by Section 409A, any references to retirement, resignation, or termination of employment or service shall mean a “separation of service” as defined in Section 409A, and any payment to a “specified employee” within the meaning of Section 409A made on account of a separation from service shall be subject to a 6-month specified employee delay in accordance with Section 13.2(b) of the Plan.

15.	Governing Law. This Award Agreement shall be construed under the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, as of the Grant Date.

LITTELFUSE, INC.

By:
Name:
Title:

Exhibit A
The number of Shares that will vest in respect of the PSUs shall be determined based on the Company’s Relative TSR Percentile (as defined below) over the period commencing on February 10, 2025 and ending on the date immediately preceding the third anniversary thereof (the “Performance Period”) in accordance with the following table (with linear interpolation between the specified levels):

Relative TSR Percentile		Payout (Percentage of Target)
Maximum	90th percentile or above	250%
	75th percentile	200%
Target	50th percentile	100%
Threshold	25th percentile	50%
	Below 25th percentile	0%

Notwithstanding the table above, the number of Shares that will vest in respect of the PSUs shall not exceed 100% of target if the Company’s TSR (as defined below) for the Performance Period is negative.  The Committee shall certify the extent to which Relative TSR Percentile is achieved and the number of Shares that will vest in respect of the PSUs as soon as practicable following the end of the Performance Period.  Except as otherwise determined by the Committee, any Shares in respect of the PSUs that do not become vested in accordance with this Exhibit A and the Award Agreement shall be forfeited.

Definitions

“Beginning Stock Price” shall mean the average of the closing prices of the applicable share during the 30 consecutive trading days preceding the first trading day of the Performance Period.

“Dividends Paid” shall mean the value at the end of the Performance Period of all dividends paid with respect to a dividend record date that occurs during the Performance Period (whether or not the dividend payment date occurs during the Performance Period), assuming same-day reinvestment of the dividends into shares of the company’s stock based on the closing stock price on the dividend record date and taking into account dividends paid with respect to such reinvested dividends, appropriately adjusted to reflect stock splits, spin-offs and similar transactions.

“Ending Stock Price” shall mean the average of the closing prices of the applicable share (as appropriately adjusted to reflect stock splits, spin-offs and similar transactions that occurred during the Performance Period) during the 30 consecutive trading days ending on the last trading day of the Performance Period.

“Index Constituents” means the companies included in the Russell 3000 Index as of the first day of the Performance Period (other than the Company), with each company weighted equally for purposes of computing TSR of the Index Constituents.  Any such company that ceases to be publicly traded during the Performance Period due to (i) bankruptcy, liquidation, dissolution or otherwise ceasing to conduct operations shall be deemed to have a TSR of negative 100% for the Performance Period, or (ii) a merger, sale, acquisition, business combination or other similar event shall cease to be an Index Constituent.

“Relative TSR Percentile” shall mean the percentile rank of the Company’s TSR compared to the TSR of the Index Constituents for the Performance Period, rounded to the nearest one-tenth of a percentage point.

“TSR” shall mean the appreciation of share price (plus any Dividends Paid on the shares) during the Performance Period, calculated as follows and expressed as an annualized percentage:

[Ending Stock Price plus Dividends Paid minus Beginning Stock Price] divided by [Beginning Stock Price]

Annex B

Change of Control Agreement

Attached